Exhibit 99.1

FOR IMMEDIATE RELEASE
April 2, 2015	Nasdaq Capital Markets - GTIM

GOOD TIMES REPORTS Q2 SAME STORE SALES +8.2%
Three Year Compound Increase of 35.4%
New Good Times Opening in April
Bad Daddy’s Sales Above Expectations

 (GOLDEN, CO) Good Times Restaurants Inc. (GTIM), operator of Good Times Burgers & Frozen Custard, a regional quick-service restaurant chain focused on fresh, high quality, all natural products and a licensee of Bad Daddy’s Burger Bar, a full service, upscale concept, today announced that its Good Times’ same store sales increased 8.2% in its second fiscal quarter ended March 31, 2015 over the prior year’s increase of 17.8%, and a three year compound increase in same store sales of 35.4%.   The Company also reported that total sales from its three Bad Daddy’s Burger Bar restaurants were $2,009,000 for the quarter. Sales at the Cherry Creek location that opened in February 2014 increased approximately 30% over its comparable prior year period.

Boyd Hoback, President & CEO, said “Despite a record for the most snowfall ever in the month of February in Colorado, our second quarter sales results continued our two year comp sales trend of over 25% at Good Times.   We have announced our plans to introduce all natural, nitrate free bacon in April and the planned rollout of House Made Pickles and Fried Pickles and Summer Shakes for this summer, all of which provide significant brand support.  As we lap two years of double digit sales comps, we anticipate that our product news, continued remodeling program and one additional media advertising window this year will support continued sales growth.”  The Company also reported that it is on track to open a new Good Times restaurant in late April 2015.

Commenting on the success of the Bad Daddy’s concept, Hoback added, “Our Northglenn, Colorado Bad Daddy’s Burger Bar continues to generate the highest average weekly sales and our Aurora, Colorado store is generating the second highest average weekly sales out of all traditional Bad Daddy’s restaurants in the system.  Based on the second quarter sales, those two Bad Daddy’s are averaging at over $3 million in annualized sales out of a restaurant footprint of less than 3,800 square feet.  The four additional Bad Daddy’s restaurants in our development pipeline for 2015 have similar site dynamics with upper middle income demographics, upscale suburban retail co-tenancy and a good daytime employment base, so we hope that they too will generate strong sales.  We have learned a lot from our first three Bad Daddy’s locations in Colorado and are targeting the optimum trade areas and site characteristics based on that knowledge.”

In addition to the Aurora, Colorado Bad Daddy’s restaurant opened by Good Times, a new Bad Daddy’s franchised restaurant opened during the quarter.  Located in Knoxville, Tennessee, it is operated under a franchise agreement with Bad Daddy’s Franchise Development in which the Company owns a 48% interest.  There are currently a total of 13 Bad Daddy’s locations in operation, including the three operated by Good Times, two operated by an independent franchisee of Bad Daddy’s Franchise Development, seven operated by the founders, and one licensed location in the Charlotte-Douglas Airport.

About Good Times Restaurants Inc.: Good Times Restaurants Inc. (GTIM) operates Good Times Burgers & Frozen Custard, a regional chain of quick service restaurants located primarily in Colorado, in its wholly owned subsidiary, Good Times Drive Thru Inc.  Good Times provides a menu of high quality all natural hamburgers, 100% all natural chicken tenderloins, fresh frozen custard, fresh cut fries, fresh lemonades and other unique offerings.  Good Times currently operates and franchises a total of 37 restaurants.

GTIM owns and operates three Bad Daddy’s Burger Bar restaurants as a licensee through its wholly owned subsidiary, BD of Colorado LLC, and franchises Bad Daddy’s Burger Bar restaurants through its 48% ownership of Bad Daddy’s Franchise Development LLC.  Bad Daddy’s Burger Bar is a full service, upscale, “small box” restaurant concept featuring a chef driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of craft microbrew beers in a high energy atmosphere that appeals to a broad consumer base.

Good Times Forward Looking Statements: This press release contains forward looking statements within the meaning of federal securities laws.  The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the “Risk Factors” section of Good Times’ Annual Report on Form 10-K/A for the fiscal year ended September 30, 2014 filed with the SEC.  Although Good Times may from time to time voluntarily update its forward looking statements, it disclaims any commitment to do so except as required by securities laws.

INVESTOR RELATIONS CONTACTS:
Boyd E. Hoback, President and CEO (303) 384-1411
Christi Pennington (303) 384-1440
Mike Porter:  Porter, LeVay & Rose (212) 564-4700